EXHIBIT 23.01




                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
Commercial Credit Company:


We consent to the use of our report dated January 24, 1994 which appears in the 1993 Annual Report on Form 10-K of Commercial Credit Company incorporated herein by reference, and to the reference to our firm under the heading "Experts", in the Registration Statement. Our report on the December 31, 1993 consolidated financial statements and schedules refers to changes in the Company's methods of accounting for postretirement benefits other than pensions and accounting for postemployment benefits in 1993, and its method of accounting for income taxes in 1992.

                                                  /s/ KPMG PEAT MARWICK LLP

New York, New York
November 21, 1994